Exhibit 10.21

AMENDED AND RESTATED PRESIDENT EMPLOYMENT AGREEMENT

Lionel F. Conacher
80 Rowanwood Avenue
Toronto, Canada M4W1Y9
December 15, 2008

Dear Lionel:

On September 30, 2007, you entered into an employment agreement with Thomas Weisel Partners Group, Inc., a Delaware corporation (“TWPG Inc.” and, together with its subsidiaries and affiliates and its and their respective predecessors and successors, the “Firm”), which set forth the terms and conditions of your employment with the Firm (the “Prior Agreement”).

You and the Firm wish to amend and restate the Prior Agreement in its entirety, pursuant to the terms and conditions set forth in this EMPLOYMENT AGREEEMENT (this “Agreement”), and this Agreement sets forth the ongoing terms and conditions of your employment with the Firm.

1.            Employment

TWPG Inc. does hereby employ you and you do hereby accept employment under the terms and conditions specified herein. You will have the title of President of TWPG Inc. and, as such, you shall report solely and directly to the Chief Executive Officer. During a transition period, which began on January 2, 2008, and which shall last between 6 and 24 months, the precise length of which will be determined by the Chairman and Chief Executive Officer in consultation with you and the Board of Directors (the “Transition Period” ), you shall oversee the integration of TWPG and Westwind Partners Inc. and have responsibility for the Firm’s Canadian and European operations (but not its Indian operations), as well as other duties, responsibilities and authority as may reasonably be assigned to you by the Chairman and Chief Executive Officer. In no event, however, will the Transition Period last longer than 24 months. To the extent the Chief Executive Officer and/or the Board of Directors determine that the Transition Period shall last longer than 24 months, such determination shall constitute Good Reason for you to terminate your employment hereunder. After the Transition Period, you shall have all the duties, responsibilities and authority normally attendant to the office of President of the Firm, and you shall render services consistent with such positions on the terms set forth herein and relocate as provided in Section 3. In addition, during and after the Transition Period, you shall have such other executive and managerial powers and duties with respect to the Firm as may reasonably be assigned to you by the Chairman and Chief Executive Officer, to the extent consistent with your position and status as set forth above, including, as of the first day of your employment hereunder, being a member of the Firm’s Executive Committee and Underwritten Offering Committee and having principal responsibility for corporate development, including mergers and acquisitions and the integration of any acquisitions TWPG Inc. may undertake. After the Transition Period, all employees of the Firm other than the Chairman and Chief Executive Officer and employees of the Firm’s asset management group shall report to you, either directly or through such business unit heads as the Chairman and Chief Executive Officer or you may designate. If the Firm should create a Compensation Committee during the Employment Period, you shall immediately become (and remain) a member.

You agree to devote substantially all of your business time, labor, skill and energies to the business and affairs of the Firm during the Employment Period, subject to periods of vacation and sick leave to which you are entitled. Except as otherwise provided below, during the Employment Period, you will not render any business, commercial or professional services to any individual or any entity that is not part of the Firm. However, you may serve on corporate, civic or charitable boards, manage personal investments, deliver lectures or fulfill speaking engagements, so long as these activities do not significantly interfere with your performance of your responsibilities under this Agreement and any service on a corporate, civic or charitable board is pre-approved by the Chairman and Chief Executive Officer. The Firm has discussed with you the activities that you are conducting at the time of this Agreement and agrees that these activities, as well as any substitute activities that are similar in nature and scope, will not significantly interfere with your responsibilities under this Agreement.

2.            Term of Employment

Subject to Section 7, the term of your employment commenced on the Closing Date (as such term is defined in the Arrangement Agreement) and shall end on December 31, 2009 (such period, the “Initial Employment Period”). After the Initial Employment Period your term of employment shall be automatically extended for successive two-year periods, subject to Section 7 and unless otherwise agreed in writing by you and the Firm 90 days prior to the end of such periods (including, for purposes of clarity, the Initial Employment Period). References in this Agreement to “your employment” are to your employment under this Agreement.

3.            Location

In connection with your employment by the Firm, during the Transition Period, you shall be based at the Toronto office of the Firm, except for travel reasonably required for the Firm’s business. Thereafter, you shall be based at that office which the Chairman and Chief Executive Officer determines is most appropriate for the effective operation of the office of President of the Firm, which is currently expected to be the headquarters of TWPG Inc. in San Francisco, California, except for travel reasonably required for the Firm’s business. Provided, however, that you shall not be required to relocate outside of Toronto until after the Transition Period. The Firm will provide you with assistance regarding immigration matters, including your obtaining visas or other working permits that are necessary to your carrying out you duties and responsibilities as provided herein, and shall do so in a way which results in your wife receiving the appropriate working permit(s).

4.            Compensation

(a)           Base Salary. During the Employment Period, subject to your continued employment hereunder, you shall be paid an annualized base salary (the “Base Salary”) of U.S. $200,000, payable in semi-monthly installments. Your base salary shall be reviewed annually by the Firm, and may be increased (but not decreased) at each such annual review.

(b)           Annual Bonus. During the Employment Period, subject to your continued employment hereunder, you will be awarded an annual bonus (the “Bonus”) pursuant to the Thomas Weisel Partners Group, Inc. Bonus Plan. That bonus will be paid in a form consistent with the other members of the Executive Committee, including the mix of cash and equity participation, in accordance with the schedule currently in use by TWPG Inc. as of the date of this Agreement. Any Bonus that you receive in consideration of your employment during the Transition Period will be at least $200,000 per month of Transition Period in the relevant year, which amount shall be supplemented at the discretion of the Board of Directors of the Firm based on their evaluation of your performance of your Transition Period responsibilities, taking into consideration your historical compensation.

(c)           Equity Compensation. During the Employment Period, subject to your continued employment hereunder, you shall be eligible to participate in all equity incentive plans for senior executives of the Firm as may be in effect from time to time, including without limitation the Thomas Weisel Partners Group, Inc. Equity Incentive Plan in accordance with the terms of any such plan.

(d)           Reimbursement of Fees.  Upon presentation by you of invoices reflecting same, the Firm will reimburse you for reasonable attorneys’ fees incurred in connection with the review of this Amended and Restated President Employment Agreement.

5.	Employee Benefit Plans

During the Employment Period, subject to your continued employment hereunder, you shall be eligible to participate in each employee retirement and welfare benefit plan and program of the type made available to the Firm’s employees generally, and senior executives specifically, in accordance with their terms and as such plans and programs may be in effect, which may include from time to time, without limitation, savings, profit-sharing and other retirement plans or programs, 401(k), medical, dental, flexible spending account, hospitalization, short-term and long-term disability and life insurance plans (waiving any eligibility conditions or pre-existing condition exclusions). If you are a Canadian tax resident, you will be entitled to participate in any employee benefit plans, programs and policies available to Canadian employees generally. The Firm agrees to provide you with service credit and participation (including pension accruals) under your current Canadian pension plans or comparable U.S. plans established by the Firm.

6.            Other Employee Benefits

(a)           Vacation. You will be entitled to paid annual vacation during the Employment Period consistent with the Firm’s vacation policy for Officers of the Firm.

(b)           Reimbursement of Business Expenses. You will be reimbursed for all reasonable travel, entertainment and other business expenses incurred by you at a level comparable to that which is reimbursable to other senior executives of the Firm, subject to the Firm’s normal policies and practices for senior executives (including appropriate documentation requirements). You will also be reimbursed for expenses actually incurred by you in connection with any relocation you experience in connection with your employment hereunder, at a level comparable to that provided to similarly situated senior executives of comparable employers.

(c)           Facilities. During the Employment Period, you will be provided with office space, facilities, electronic equipment, secretarial support and other business and personal services consistent with your position.

(d)           Accommodations. During the Employment Period, you will be provided with accommodations satisfactory to you in the San Francisco area, where you may maintain certain personal items and equipment for your use during business travel to San Francisco.

7.            Early Termination of Your Employment

(a)           No Reason Required. You or TWPG Inc. may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 7(e).

(b)           Termination by TWPG Inc. for Cause.

(1)           TWPG Inc. may terminate your employment under any of the following circumstances, and such termination shall be considered “for Cause”:

(A)           Your continued and willful failure to perform substantially your responsibilities to the Firm under this Agreement. “Cause” does not, however, include any such failure after TWPG Inc. gives you a Termination Notice without Cause, or you give the Firm a Termination Notice for Good Reason, in each case in accordance with Section 7(e).

(B)           Your willful engagement in illegal conduct, fraud, embezzlement or gross misconduct, in each case, that causes financial or reputational harm to the Firm.

(C)           Your commission or conviction of, or plea of guilty or nolo contendere to, a felony.

(D)           Your willful and material breach or violation of (i) this Agreement, the Arrangement Agreement, the Equity Agreement, the Pledge Agreement, or (ii) the code of conduct and ethics of TWPG Inc. or any other Firm policy in respect of insider trading, hedging or confidential information.

(E)           Your willful attempt to obstruct or willful failure to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity.

(F)           Your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Firm under this Agreement, if (i) the disqualification, bar or loss continues for more than 90 days and (ii) during that period the Firm uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid to the extent legally permissible). For this definition of Cause, (i) no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Firm and (ii) any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Firm will be deemed made in good faith and in the best interests of the Firm.

(2)           To terminate your employment “for Cause,” the Board must determine in good faith that Cause has occurred and TWPG Inc. must comply with Section 7(e).

(3)           TWPG Inc. may place you on paid leave for up to 30 consecutive days while it determines whether there is a basis to terminate your employment “for Cause.” This leave will not constitute Good Reason.

(4)           If termination is “for Cause” as set forth under Subsection A, D, E, or F above in this Section 7(b), the Firm must provide you with written notice of the event constituting Cause, and at least a thirty (30) day period to cure (if curable).

(c)           Termination by You for Good Reason.

(1)           You may terminate your employment under the following circumstances and such termination shall be considered “for Good Reason”:

(A)           Any material and adverse change in your title, position or duties with the Firm (including by reason of removal or failure to be appointed or reappointed as a member of the Firm’s Executive Committee and Underwritten Offering Committee).

(B)           Any failure by TWPG Inc. to provide you with the authority, responsibilities and reporting relationship as provided in Section 1 or any material and adverse reduction in your authority, responsibilities or reporting relationship, in each case other than any isolated, insubstantial and inadvertent failure by TWPG Inc. that is not in bad faith and is cured promptly on your giving notice to TWPG Inc.

(C)           During the Transition Period, the Firm closing its offices in Toronto, Canada or, thereafter, the Firm closing or relocating outside of its associated metropolitan area that office which the Chairman and Chief Executive Officer determined was most appropriate for the effective operation of the office of President of the Firm and to which you relocated after the Transition Period as provided in Section 3.

(D)           A material breach by the Firm of any of its obligations to you under this Agreement.

(E)           Any purported termination by TWPG Inc. of your employment that is in breach of this Agreement.

(F)           Any failure by TWPG Inc. to maintain and make payments to you pursuant to a bonus plan and/or equity incentive plan (and/or equivalent corporate compensation policies) which when taken together are substantially comparable to the plans described in Sections 4(b) and (c) above; provided that any reasonable period during which such a plan or policy is not maintained and during which TWPG Inc. is in good faith seeking board of directors or stockholder approval of the renewal or replacement of any such plan or policy shall, during such reasonable period, not be deemed a failure by TWPG Inc. to maintain such a plan or policy.

(G)           Any failure of a Surviving Company (as defined in Section 10(c) of this Agreement) to assume ownership of and responsibility for this Agreement.

(2)           To terminate your employment “for Good Reason,” Good Reason must have occurred and you must comply with Section 7(e). However, (A) if you do not give a Termination Notice within 90 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason and (B) you must give the Firm a 30-day period to cure after notice of the first event constituting Good Reason under Section 7(c).

(d)           Termination on Disability or Death.

(1)           TWPG Inc. may terminate your employment upon your Disability. For purposes of this Agreement, “Disability” means your absence from your responsibilities with TWPG Inc. on a full-time basis for 180 days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If TWPG Inc. determines in good faith that your Disability has occurred, it may give you a Termination Notice. If within 30 days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 7(d), any of your incapacity due to mental or physical illness or injury will not affect TWPG Inc.’s obligations under this Agreement.

(2)           Your employment will terminate automatically on your death.

(e)           Advance Notice Generally Required.

(1)           To terminate your employment before the end of the Employment Period, either you or TWPG Inc. must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause. The failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.

(2)           You and TWPG Inc. agree to provide 90 days’ advance Termination Notice of any termination prior to the end of the Employment Period or prior to any non-extension of the Employment Period in accordance with Section 2, unless your employment is terminated by TWPG Inc. “for Cause” (in which case TWPG Inc. shall be required to provide you with thirty (30) days’ notice of such termination, if curable) or because of your death. Accordingly, the effective date of early termination of your employment will be 90 days after Termination Notice is given except that (A) the effective date will be thirty (30) days following the date of TWPG Inc.’s Termination Notice if your employment is terminated by TWPG Inc. “for Cause” if the reason(s) set forth on the Termination Notice are curable (as per Section 7(b)(4) of this Agreement), and if not curable, the date of TWPG Inc.’s Termination Notice, although TWPG Inc. may provide a later effective date in the Termination Notice, (B) the effective date will be 30 days after Termination Notice is given if your employment is terminated because of your Disability, and (C) the effective date will be the time of your death if your employment is terminated because of your death. TWPG Inc. may elect to place you on paid leave for all or part of the advance notice period. Notwithstanding this Section 7(e)(2), if you die or have experienced a Disability during your employment but after you provide a valid Termination Notice with Good Reason or TWPG Inc. provides Termination Notice without Cause, your termination will be treated as a termination with Good Reason, effective as of the date of your death or Disability. The effective date of termination of your employment is referred to as the “Date of Termination” in this Agreement; provided that for the purposes of the date and timing of any form of payment or any delay period under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Date of Termination shall mean the date you have experienced a separation from service within the meaning of Section 409A.

(3)           Within five (5) business days following the delivery of a Termination Notice by you to the Firm or by the Firm to you, the Firm will provide you with a draft form of separation agreement and you and the Firm agree to use all reasonable efforts to finalize the terms of that separation agreement on or before the Date of Termination.

8.            TWPG Inc.’s Obligations in Connection with Your Termination

(a)           General Effect. On termination in accordance with Section 7, your employment will end and the Firm will have no further obligations to you hereunder except as provided in this Section 8 (other than pursuant to the employee benefit plans and programs established by the Firm pursuant to which you have accrued amounts and benefits).

(b)           For Good Reason or Without Cause. If, during the Employment Period, TWPG Inc. terminates your employment without Cause or you terminate your employment for Good Reason:

(1)           TWPG Inc. will pay you, in a lump sum, the following as of the end of your employment: your unpaid Base Salary for periods prior to your termination, and pay with respect to any of your accrued but unused vacation, any accrued expense reimbursements and other cash entitlements and any unpaid but vested Bonus (the sum of such amounts, your “Accrued Compensation”). In addition, TWPG Inc. will timely pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Firm, including any unpaid compensation deferred by you (together with any interest and/or earnings through the end of your employment) other than pursuant to a tax-qualified plan which is payable as a result of your termination of employment (together, the “Other Benefits”).

(2)           TWPG Inc. will pay you, in a lump sum, on the sixtieth (60th) day following the Date of Termination, two years’ Base Salary.

(3)           TWPG Inc. will pay you, in a lump sum, on the sixtieth (60th) day following the Date of Termination, an amount equal to the product of (A) the average of the Bonuses paid or payable to you for the two fiscal years ending before the Termination Notice is given (your “Historic Bonus”) and (B) a multiplier equal to (i) if the Termination Notice occurs on or prior to December 31, 2009, 2 (two), and (ii) if the Termination Notice occurs on or after January 1, 2010, a fraction: (x) the numerator of which shall be the number of days remaining under the current employment Term, but in no event less than 365; and (y) the denominator of which shall be 365. Any lump sum paid to you pursuant to this paragraph will reduce the obligation, if any, of TWPG Inc. to make payments to you under Section 3.02 of the Shareholders’ Equity Agreement. In calculating your Historic Bonus:

(A)           your Bonus for each of the 2006 and 2007 fiscal years will deemed to be $1,500,000 and $3,000,000, respectively; and

(B)           compensation will be deemed paid or payable even if it was deferred and any Bonus for a fiscal year for which you were employed for less than the full fiscal year will be annualized.

(4)           All stock options issued by TWPG Inc. to you will vest and become immediately exercisable and will remain exercisable for a period of 12 months after the Date of Termination (or, if earlier, the date they would have expired but for your termination). All restricted stock, restricted stock units and other equity-based compensation awarded by TWPG Inc. to you will vest and become immediately payable on the Date of Termination. The benefits in this Section 8(b) (4) are referred to as “Accelerated Vesting.”

(5)           At the Firm’s expense, for 24 months following the Date of Termination, you, your spouse and your dependents will continue to be entitled to participate in each of the Firm’s employee benefit and welfare plans providing for medical, dental, hospitalization, life or disability insurance on a basis that is at least as favorable as in effect immediately before Termination Notice was given (the “Welfare Benefits”). However, if the Firm’s plans do not permit you, your spouse or your dependents to participate on this basis, TWPG Inc. will provide Welfare Benefits (with the same after-tax effect for you) outside of the plans. If you become employed during such 24-month period and are eligible for coverage from your new employer, the Welfare Benefits will be secondary to your new coverage (if the Firm reimburses you for any increased cost and provides any additional benefits that are necessary to provide you with the full Welfare Benefits).

(c)           For Cause or Without Good Reason. If TWPG Inc. terminates your employment “for Cause” or you terminate your employment without Good Reason, TWPG Inc. will pay your Accrued Compensation and Other Benefits.

(d)           For Your Disability or Death. If, during the Employment Period, your employment terminates as a result of your death or Disability, TWPG Inc. will pay your Accrued Compensation and Other Benefits.

(e)           Condition. TWPG Inc. will not be required to make the payments and provide the benefits stated in this Section 8 unless and until you execute and deliver to TWPG Inc., within fifty (50) days following the Date of Termination, a release of claims releasing the Firm, its affiliates, and each member of the Firm and any of their respective past or present officers, directors, employees or agents from any and all liabilities to you, and you do not revoke such release within any period permitted under applicable law. This agreement will be in a form reasonably and mutually satisfactory to you and TWPG Inc.; provided that, in the event of your termination under any of the circumstances described in Section 8(b) through 8(d), no such release shall be required prior to the payment of any Accrued Compensation or Other Benefits.

(f)           Code Section 409A.

(1)           You and the Firm agree that, with respect to any payments or benefits described in Section 8 that constitute a deferral of compensation which is subject to Section 409A of the Code, you and the Firm will use their respective best efforts to ensure that the termination of your employment shall mean a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).  Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Firm at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your Separation from Service with the Firm or (B) the date of your death.  Upon the first business day following the expiration of the applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 8(f) shall be paid in a lump sum to you (or your estate or beneficiaries) and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(2)           In addition, to the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to you no later than December 31 of the year following the year in which the cost was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(3)           Additionally, in the event that following the date hereof the Firm or you reasonably determines that any compensation or benefits payable under this agreement may be subject to Section 409A of the Code, the Firm and you shall work together to adopt such amendments to this agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.            Certain Covenants

(a)           Covenants in Equity Agreement. You agree and acknowledge that you shall comply with each of the covenants contained in Article III of the Equity Agreement, including, without limitation, the Shareholder covenants relating to confidential information, noncompetition and non-solicitation in each case in accordance with the terms thereof.

(b)           Intellectual Property Rights. As between you and the Firm, all right, title and interest, whether known or unknown, in any intellectual property that is discovered, invented or developed directly or indirectly by, or disclosed to you, in the course of rendering services under this Agreement or in the course of rendering services to any predecessors to the Firm, will be the sole and exclusive property of the Firm. You agree to do anything reasonably requested by the Firm in furtherance of perfecting the Firm’s possession of, and title to, any of such intellectual property.

(c)           Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Firm shall remain the exclusive property of the Firm. In the event of the termination of your employment for any reason, and subject to any other provisions hereof, the Firm reserves the right, to the extent permitted by law and in addition to any other remedy the Firm may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any specifically determined debt you owe to the Firm at the time of or subsequent to the termination of your employment with the Firm, and (ii) the value of the Firm’s property which you retain in your possession after the termination of your employment with the Firm following the Firm’s written request for such items’ return and your failure to return such items within 30 days of receiving such notice. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

10.            Successors

(a)           Payments on Your Death. If you die and any amounts become payable under this Agreement, the Firm will pay those amounts to your estate.

(b)           Assignment by You. As this Agreement provides for the personal services to be performed by you, you may not assign this Agreement. In addition, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 10(b), whether voluntary or involuntary, shall be void.

(c)           Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving TWPG Inc. (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Firm’s consolidated assets (a “Sale”), TWPG Inc. will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as TWPG Inc. under this Agreement. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Firm.

11.            Certain Definitions

As used in this Agreement, the following terms have the following meanings:

“Arrangement Agreement” means the Arrangement Agreement, dated as of September 30, 2007, among TWPG Inc., Canadian Sub, Westwind Partners Inc. and you, as Shareholders’ Representative, as in effect from time to time.

“Board” means the Board of Directors of TWPG Inc.

“Compensation Committee” means the Compensation Committee of the Board, or any successor to such committee.

“Employment Period” means the period commenced on the Closing Date (as such term is defined in the Arrangement Agreement) and ending on the Date of Termination, and includes the Initial Employment Period and any subsequent extension periods after the expiration of the Initial Employment Period.

“Equity Agreement” means the Shareholders’ Equity Agreement, dated as of September 30, 2007, among TWPG Inc. and the individuals listed on the signature page thereto, as in effect from time to time.

“Pledge Agreement” means the Pledge Agreement, dated as of September 30, 2007, between you and TWPG Inc., as in effect from time to time.

“Underwritten Offering Committee” is defined in the Shareholder Equity Agreement.

12.            Dispute Resolution

Any dispute, controversy or claim between you and the Firm, arising out of or relating to or concerning the provisions of this Agreement, your employment with the Firm or otherwise concerning any rights, obligations or other aspects of your employment relationship in respect of the Firm, shall be finally resolved in accordance with the provisions of Section 3.09 of the Equity Agreement. Without limiting the foregoing, you acknowledge that a violation on your part of this Agreement would cause irreparable damage to the Firm. Accordingly, subject to the terms of the Equity Agreement, you agree that the Firm will be entitled to injunctive relief for any actual or threatened violation of this Agreement in addition to any other remedies it may have.

13.            Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

14.            Miscellaneous

This Agreement shall not supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent of any inconsistency between this Agreement and any prior agreement, in which case this Agreement shall prevail. Notices hereunder shall be delivered to the Firm at its principal executive office directed to the attention of TWPG Inc.’s General Counsel, and to you at your last address appearing in the Firm’s employment records.  Amounts payable to you pursuant to this Agreement shall be subject to any applicable withholding required under any federal, state, local or foreign law, rule or regulation.

This Agreement shall be binding upon you and the Firm’s permitted successors and assigns. This Agreement shall inure to the benefit of and be binding upon the Firm and its assigns. This Agreement may not be amended or modified other than by a written agreement executed by you and TWPG Inc. or its successors, nor may any provision hereof be waived other than by a writing executed by you or TWPG Inc. or its successors; provided, that any waiver, amendment or modification of any of the provisions of this Agreement shall not be effective against you or the Firm without the written consent of you and TWPG Inc. or its designee.  No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right.  A waiver upon any one occasion shall not be considered as a waiver of any right or remedy on any future occasion.

If any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. Except as expressly provided herein, this Agreement shall not confer on any person other than you and the Firm any rights or remedies hereunder. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

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If the foregoing is in accordance with your understanding, please kindly confirm your acceptance and agreement by signing and returning this Agreement which will thereupon constitute an agreement between you and TWPG Inc., on this behalf and on behalf of its subsidiaries and affiliates.

Very truly yours,

THOMAS WEISEL PARTNERS GROUP, INC.
(on its behalf, and on behalf of its subsidiaries and
affiliates)

By:	/s/ Mark Fisher
Name: Mark Fisher
Title: General Counsel and
Secretary

Agreed to and accepted as of
the date of this Agreement:
/s/ Lionel F. Conacher
Name: Lionel F. Conacher